Exhibit 99.1

Weatherford Reports Fourth Quarter and 2013 Annual Results

Remediates Material Weakness for Income Tax Accounting; Reduces Net Debt
by $687 million and generates positive free cash flow of $298 million in the fourth quarter

GENEVA, SWITZERLAND, February 25, 2014 - Weatherford International Ltd. (NYSE/Euronext Paris/SIX: WFT) reported net income of $53 million ($0.07 diluted earnings per share on a non-GAAP basis), before charges, on revenues of $3.74 billion for the fourth quarter of 2013. For the year ended December 31, 2013, Weatherford reported full-year net income, before charges, of $463 million ($0.60 diluted earnings per share on a non-GAAP basis) on revenues of $15.26 billion.

Fourth Quarter 2013 Highlights

•	Successful remediation of the long standing material weakness in income tax accounting;

•	Reduction in net debt by $687 million;

•	Positive free cash flow generation of $298 million (sequential improvement of $337 million), driven primarily by a reduction in working capital; and

•	Completion of the sale of our equity investment in Borets for $400 million and collection of cash proceeds of $359 million in the fourth quarter.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, "While the fourth quarter results were disappointing, Weatherford is now actively engaged in transforming itself into a lean, deleveraged and focused organization going into 2014. Over the last few years, we have been consumed with remediating the material weakness in our tax accounting and managing several governmental investigations. Now that we have both of these distractions behind us, we can focus fully on the future. We have defined three initiatives that will transform Weatherford.

•
We will divest our non-core businesses. In the second half of 2013, we identified several non-core businesses that Weatherford had accumulated over the years that are not part of our future growth strategy. These included four businesses: pipeline and specialty services, testing and production services, drilling fluids and wellheads. We have focused teams working on each of the four divestitures and we expect to complete the cash sale of each business by the end of 2014. In addition to these four businesses, the IPO or spin-off of our land drilling rig business is expected to take place in Q4 2014 or Q1 2015. The cash proceeds from these transactions will be used to pay down debt. Finally, we expect to complete our legacy loss contracts in Iraq during 2014 and exit the early production facility ("EPF") business for good.

•
We will reduce our cost base of our remaining core businesses, which includes our recently announced plan to reduce our worldwide employee headcount by 7,000 during the first half of this year with targeted annualized cost savings of $500 million. We have made significant progress on this front with 6,192 positions already identified for termination starting the end of the first quarter with estimated annualized cost savings of $466 million. There are other areas of cost reductions which will come from shutting down marginal business presence in certain markets that are uneconomic and drain cash. This effort is not expected to result in Weatherford's exit from any country as a whole and is not anticipated to materially reduce our infrastructure footprint.

•
The third element of our transformation is linked to the first two. Once we divest the non-core businesses and reduce our remaining cost base, the entire management team will refocus on growing the core businesses retained by Weatherford and doing so at attractive cash incremental returns. The core includes well construction, formation evaluation, completion, stimulation and artificial lift. These businesses have good margins and did so even in 2013. The overall 2013 operating income margin (before R&D and corporate expenses) was 11.2%. The operating income margin for our core businesses was 16.3% compared to a negative operating income margin of (6.9)% for the non-core businesses. Excluding the impact of the U.S. pressure pumping business, the core businesses generated an operating income margin of 18.9% in 2013. These businesses have good capital intensity and capital return characteristics and we believe in their future. The U.S. pressure pumping business is being re-engineered and repaired and, with emerging market conditions, we should be able to improve our performance in this business in 2014.

In summary, Weatherford is committed to transforming itself in 2014 to emerge as a leaner, more efficient and stronger company, with high margin core product lines, strategically positioned and focused on growing them. We are also committed to deleveraging the company through a combination of proceeds from divestitures and internally generated cash flow as quickly and as much as we can. Our medium-term objective is a 25% debt to capitalization ratio.

My entire management team and I are determined to make the above happen. Our direction is clear. Execution is our single minded focus."

Fourth Quarter 2013 Results

Revenue for the fourth quarter of 2013 was $3.74 billion compared with $3.82 billion in the third quarter of 2013 and $4.06 billion in the fourth quarter of 2012.

Net income for the fourth quarter of 2013, before charges, was $53 million compared to $177 million in the third quarter of 2013 and $8 million in the fourth quarter of 2012.

The sequential decline in earnings was driven by:

•	Extreme weather conditions in North America, Russia and the North Sea, adversely affecting activity;

•	Operational disruptions in the Middle East;

•	Capital discipline driven activity reductions in Latin America; and

•	A higher than normal tax rate of 45%, which included certain items that are expected to benefit future tax charges.

Reported net income on a GAAP basis for the fourth quarter of 2013 was a net loss of $271 million, or ($0.35) per diluted share. After-tax charges for the fourth quarter of $324 million included:

•	$171 million, net of tax, associated with our legacy lump sum contracts in Iraq;

•	$96 million, net of tax, for charges related to the exchange of some of our Venezuela accounts receivable for bonds that were subsequently monetized and other accounts receivable write-offs;

•	$57 million, net of tax, in severance, exit and other charges.

Regional Highlights

•	North America

North America revenues for the fourth quarter were $1.57 billion, down 2% sequentially and down 7% from the same quarter in the prior year. North America revenue decreased sequentially due to lower activity in the U.S. markets from severe weather disruptions impacting most of our service product lines. Product sales from the Artificial Lift and Completion product lines improved sequentially. Fourth quarter operating income was flat sequentially at $216 million (13.7% margin) despite the decline in revenues, and down $10 million, or 4%, from the same quarter in the prior year.

•	Middle East/North Africa/Asia Pacific

Fourth quarter revenues of $821 million were up $2 million sequentially, and down $30 million, or 4%, from the same quarter in the prior year. The current quarter's operating income of $50 million (6.1% margin) decreased $19 million, or 28%, sequentially and decreased 14% from the same quarter in the prior year. Short-term operational disruptions in the Middle East during the fourth quarter impacted our sequential operating income, primarily in the Land Rig Drilling and Well Construction product lines.

•	Europe/Sub-Sahara Africa/Russia

Fourth quarter revenues of $688 million were flat sequentially and 3% higher than the same quarter in the prior year. The sequential revenues were impacted by seasonal disruptions in Russia and the North Sea, which were offset by improvements in other parts of Europe and Sub-Sahara Africa. The current quarter's operating income of $47 million (6.8% margin) decreased $56 million, or 54%, sequentially and declined 20% when compared to the same quarter in the prior year. Impacting the fourth quarter operating income is a reduction in the equity earnings of our investment in Borets that was sold early in the fourth quarter.

•	Latin America

Fourth quarter revenues of $657 million were down $56 million, or 8%, sequentially, and down $199 million, or 23%, compared to the same quarter in the prior year. The decline in revenue in the fourth quarter was largely related to capital discipline driven reductions in certain markets. The fourth quarter's operating income of $62 million (9.4% margin) was down $53 million, or 46%, lower sequentially and $63 million, or 50%, lower than the same quarter in the prior year. These deteriorations are consistent with the decline in revenues and driven mainly by our decision to reduce activity in certain markets and refocus on cash-driven growth opportunities elsewhere in the region. This decision resulted in lower activity for the Formation Evaluation, Stimulation and Artificial

Lift product lines.

Liquidity and Free Cash Flow

Free cash flow improved by $337 million sequentially, driven by improvements in working capital as accounts receivable and inventory balances declined during the fourth quarter. Capital expenditures, net of lost-in-hole, increased 3% sequentially and declined 29% compared to the same quarter in the prior year. Inventory levels were down for the third consecutive quarter and contracted 6% sequentially. Days sales in inventory decreased to 80 days from 83 days in the prior quarter and was down seven days compared to the same quarter in the prior year. Days sales outstanding decreased seven days sequentially and compared to the same quarter in the prior year as all regions saw improvements in collections during the fourth quarter. Overall, working capital days were down 14 days for the year.

Income Tax Material Weakness Remediation

During 2013, we completed the remediation of our material weakness in financial reporting for income taxes and concluded that our internal controls are effective. We will continue to focus on maintaining the system of internal controls that was developed and implemented over the last three years and make enhancements as necessary.

Outlook

In 2014, we remain focused on achieving a step change in profitability by:

•	Focusing the organization on growing our core businesses;

•	Making our cost base more efficient;

•	Divesting our non-core businesses and reducing our net debt.

We have completed the initial phase of our cost reduction initiatives and have identified 6,192 positions for our reduction in workforce, with expected annualized cost savings of $466 million. This reduction remains on track to be completed during the first half of 2014. Our strategic business reviews of operations that do not have critical mass, are currently unprofitable and are a drain on our cash flow are well underway. We expect to begin eliminating select operations identified during these reviews in the second quarter of 2014. We expect these actions will bring additional costs savings, both in the form of headcount reductions and other savings. These additional headcount reductions will enable us to deliver fully on the 7,000 reduction target and approach the $500 million annualized cost savings targeted previously.

In 2014, we expect revenue growth in North America, Europe/Sub Sahara Africa/Russia and Middle East/North Africa/Asia Pacific regions while Latin America is expected to decline year over year. Overall margins will improve with lower costs and the growth in our more profitable core businesses. Based on our current activity profile, and inclusive of the already identified and expected benefits from the cost reduction actions outlined above, we reiterate our most recent guidance and expect 2014 earnings per share (non-GAAP) to range between $1.10 and $1.20. Our effective tax rate is forecasted to be between 25% and 35% and will depend on the geographical mix of earnings going forward. Capital expenditure for 2014 is targeted at 8% of revenue. The continued focus on reducing working capital coupled with improved earnings is expected to generate positive free cash flow of approximately $500 million for the year. Given these targets and the divestiture program, we expect net debt to approach $7 billion by the end of the year.

Retirement of Board Member

The Company announces the retirement of former Secretary of the United States Department of the Treasury, Nicholas F. Brady, from its Board of Directors. Mr. Brady’s decision is due to his numerous commitments which encumber his ability to be present at overseas Board meetings.

Mr. Brady has been a Director since 2004. He joined the Board of Directors during a time when the Company was in full development and established a large international presence. Later, Mr. Brady further helped lead the Company through its most challenging years. His adept leadership and considerable experience have contributed fundamentally in guiding the Company on its transformational path.

The entire Company and its Board of Directors sincerely thank Mr. Brady for his dedicated and distinguished tenure at Weatherford. He has been a trusted colleague and adviser whose input and sound direction were invaluable.

Non-GAAP Performance Measures

Unless explicitly stated to the contrary, all performance measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is a Swiss-based, multinational oilfield service company. It is one of the largest global providers of technology and services for the oil and gas industry. Weatherford operates in over 100 countries, and employs over 67,000 people worldwide. For more information, visit www.weatherford.com

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 26, 2014, at 8:30 a.m. eastern standard time (EST), 7:30 a.m. central standard time (CST). Weatherford invites investors to listen to the call live via the Company's website, www.weatherford.com in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President - Investor Relations

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s non-GAAP earnings per share and the size, timing and benefits of the reduction in workforce, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results due to the Company’s ability to implement workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the workforce reduction; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Forward-looking statements also are affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.
Consolidated Condensed Statements of Operations
(Unaudited)
(Stated in Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net Revenues:
North America	$1,572	$1,682	$6,390	$6,824
Middle East/North Africa/Asia	821	851	3,344	2,795
Europe/SSA/Russia	688	669	2,693	2,519
Latin America	657	856	2,836	3,077
	3,738	4,058	15,263	15,215

Operating Income (Expense):
North America	216	226	822	1,107
Middle East/North Africa/Asia	50	58	230	171
Europe/SSA/Russia	47	59	298	315
Latin America	62	125	365	395
Research and Development	(63)	(63)	(266)	(257)
Corporate Expenses	(58)	(49)	(200)	(196)
Goodwill and Equity Investment Impairment	—	—	—	(793)
U.S. Government Investigation Loss	—	—	(153)	(100)
Other Items	(304)	(111)	(573)	(344)
	(50)	245	523	298

Other Income (Expense):
Interest Expense, Net	(128)	(126)	(516)	(486)
Devaluation of Venezuelan Bolivar	—	—	(100)	—
Other, Net	(16)	(30)	(77)	(100)

Net Income (Loss) Before Income Taxes	(194)	89	(170)	(288)

Provision for Income Taxes	(70)	(203)	(144)	(462)

Net Loss	(264)	(114)	(314)	(750)
Net Income Attributable to Noncontrolling Interests	(7)	(8)	(31)	(28)
Net Loss Attributable to Weatherford	$(271)	$(122)	$(345)	$(778)

Income (Loss) Per Share Attributable to Weatherford:
Basic	$(0.35)	$(0.16)	$(0.45)	$(1.02)
Diluted	$(0.35)	$(0.16)	$(0.45)	$(1.02)

Weighted Average Shares Outstanding:
Basic	774	768	772	765
Diluted	774	768	772	765

Weatherford International Ltd.
Selected Statements of Operations Information
(Unaudited)
(Stated In Millions)

	Three Months Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Net Revenues:
North America	$1,572	$1,597	$1,529	$1,692	$1,682
Middle East/North Africa/Asia	821	819	919	785	851
Europe/SSA/Russia	688	691	681	633	669
Latin America	657	713	739	727	856
	$3,738	$3,820	$3,868	$3,837	$4,058

	Three Months Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Operating Income (Expense):
North America	$216	$215	$167	$224	$226
Middle East/North Africa/Asia	50	69	66	45	58
Europe/SSA/Russia	47	103	83	65	59
Latin America	62	115	90	98	125
Research and Development	(63)	(65)	(71)	(67)	(63)
Corporate Expenses	(58)	(45)	(49)	(48)	(49)
U.S. Government Investigation Loss	—	—	(153)	—	—
Other Items	(304)	(153)	(78)	(38)	(111)
	$(50)	$239	$55	$279	$245

	Three Months Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Product Line Revenues:
Formation Evaluation and Well Construction (1)	$2,307	$2,330	$2,361	$2,273	$2,348
Completion and Production (2)	1,431	1,490	1,507	1,564	1,710
	$3,738	$3,820	$3,868	$3,837	$4,058

	Three Months Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Depreciation and Amortization:
North America	$106	$108	$102	$108	$108
Middle East/North Africa/Asia	104	101	98	93	94
Europe/SSA/Russia	78	69	68	71	71
Latin America	69	71	68	68	63
Research and Development and Corporate	6	3	5	6	7
	$363	$352	$341	$346	$343

1)
Formation Evaluation and Well Construction includes Controlled-Pressure Drilling and Testing, Drilling Services, Tubular Running services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

2)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Stated In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2013	9/30/2013	12/31/2012	12/31/2013	12/31/2012
Operating Income:
GAAP Operating Income	$(50)	$239	$245	$523	$298
Goodwill and Equity Investment Impairment	—	—	—	—	793
Legacy Contracts (a)	168	107	30	299	137
U.S. Government Investigation Loss	—	—	—	153	100
Accounts Receivable Reserves and Write-offs	98	—	—	98	—
Severance	30	20	5	94	45
Tax Remediation and Restatement Expenses	2	8	50	37	103
Investigation Related Expenses	5	8	10	30	13
Other Adjustments	1	10	16	15	46
Non-GAAP Operating Income	$254	$392	$356	$1,249	$1,535

Income Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(194)	$80	$89	$(170)	$(288)
Operating Income Adjustments	304	153	111	726	1,237
Devaluation of Venezuelan Bolivar	—	—	—	100	—
Other Adjustments	—	—	—	—	(3)
Non-GAAP Income Before Income Taxes	$110	$233	$200	$656	$946

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(70)	$(49)	$(203)	$(144)	$(462)
Non-GAAP Provision for Income Taxes	(50)	(47)	(184)	(162)	(471)

Net Income Attributable to Weatherford:
GAAP Net Income (Loss)	$(271)	$22	$(122)	$(345)	$(778)
Goodwill and Equity Investment Impairment	—	—	—	—	792
Legacy Contracts (a)	171	113	64	323	171
U.S. Government Investigation Loss	—	—	—	153	99
Devaluation of Venezuelan Bolivar	33	—	—	94	—
Accounts Receivable Reserves and Write-offs	96	—	—	96	—
Severance	25	17	4	73	39
Tax Remediation and Restatement Expenses	(2)	7	43	28	87
Investigation Related Expenses	2	10	7	23	9
Other Adjustments	(1)	8	12	18	28
Total Charges, net of tax	324	155	130	808	1,225
Non-GAAP Net Income	$53	$177	$8	$463	$447

Diluted Earnings Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.35)	$0.03	$(0.16)	$(0.45)	$(1.02)
Total Charges, net of tax	0.42	0.20	0.17	1.05	1.60
Non-GAAP Diluted Earnings per Share	$0.07	$0.23	$0.01	$0.60	$0.58

GAAP Effective Tax Rate (b)	(36)%	61%	228%	(85)%	(160)%
Annual Effective Tax Rate (c)	45%	20%	92%	25%	50%

Note (a): The revenues associated with the legacy lump sum contracts in Iraq were $52 million, $80 million and $178 million for the three months ended 12/31/2013, 9/30/2013 and 12/31/2012 and $512 million and $360 million for the years ended 12/31/2013 and 2012, respectively.
Note (b): GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.
Note (c): Annual Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International Ltd.
Selected Balance Sheet Data
(Unaudited)
(Stated In Millions)

	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Assets:
Cash and Cash Equivalents	$435	$316	$295	$286	$300
Accounts Receivable, Net	3,594	4,004	3,837	3,850	3,885
Inventories, Net	3,371	3,580	3,637	3,744	3,675
Property, Plant and Equipment, Net	8,368	8,397	8,333	8,299	8,299
Goodwill and Intangibles, Net	4,335	4,421	4,402	4,485	4,637
Equity Investments	296	686	671	660	646

Liabilities:
Accounts Payable	2,091	2,117	2,144	2,191	2,108
Short-term Borrowings and Current Portion of Long-term Debt	1,666	2,230	2,148	1,896	1,585
Long-term Debt	7,061	7,065	7,087	7,032	7,049

Weatherford International Ltd.
Net Debt
(Unaudited)
(Stated In Millions)

Change in Net Debt for the Three Months Ended 12/31/2013:
Net Debt at 9/30/2013			$(8,979)
Operating Income			(50)
Depreciation and Amortization			363
Capital Expenditures			(364)
Decrease in Working Capital			401
Income Taxes Paid			(106)
Interest Paid			(83)
Acquisitions and Divestitures of Assets and Businesses, Net			413
Net Change in Billing in Excess/Costs in Excess			11
Other			102
Net Debt at 12/31/2013			$(8,292)

Change in Net Debt for the Year Ended 12/31/2013:
Net Debt at 12/31/2012			$(8,334)
Operating Income			523
Depreciation and Amortization			1,402
Capital Expenditures			(1,575)
Decrease in Working Capital			186
Income Taxes Paid			(442)
Interest Paid			(525)
Acquisitions and Divestitures of Assets and Businesses, Net			480
Net Change in Billing in Excess/Costs in Excess			(179)
Other			172
Net Debt at 12/31/2013			$(8,292)

Components of Net Debt	12/31/2013	9/30/2013	12/31/2012
Cash	$435	$316	$300
Short-term Borrowings and Current Portion of Long-term Debt	(1,666)	(2,230)	(1,585)
Long-term Debt	(7,061)	(7,065)	(7,049)
Net Debt	$(8,292)	$(8,979)	$(8,334)

"Net Debt" is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported cash flow statements prepared in accordance with GAAP.

Weatherford International Ltd.
Selected Cash Flow Data
(Unaudited)
(Stated In Millions)

	Three Months Ended			Year Ended
	12/31/2013	9/30/2013	12/31/2012	12/31/2013	12/31/2012
Net Cash Provided by Operating Activities	$662	$326	$705	$1,229	$1,221

Less: Capital Expenditures for Property, Plant and equipment	(364)	(365)	(507)	(1,575)	(2,177)

Free Cash Flow	$298	$(39)	$198	$(346)	$(956)

Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.